UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 15, 2012

Acorda Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50513	13-3831168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

	15 Skyline Drive, Hawthorne, NY	10532
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 347-4300

Not Applicable
Former name or former address, if changed since last report

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On February 15, 2012, Acorda Therapeutics, Inc. (“Acorda”) and its wholly-owned subsidiary ATI Development Corp. (“ATI”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Neuronex, Inc., a privately-held development stage pharmaceutical company (“Neuronex”).  Neuronex is developing Diazepam nasal spray, or DZNS, under Section 505(b)(2) of the Food, Drug and Cosmetic Act as a rescue treatment for certain seizures.  Pursuant to the Merger Agreement, upon the closing of the transactions contemplated thereby, ATI will merge with and into Neuronex, with Neuronex continuing as the surviving corporation and a wholly-owned subsidiary of Acorda (the “Merger”).  As a treatment for certain conditions of epilepsy, DZNS would align well with Acorda’s corporate mission and expertise in neurology. Upon closing, this transaction would add an asset at the pre-NDA stage of development to Acorda’s pipeline. If approved for use in the United States, Acorda expects to be able to leverage its existing commercial infrastructure, including its neurology specialty sales force, to support commercialization of DZNS.

In accordance with the terms and conditions of the Merger Agreement, upon execution of the Merger Agreement, Acorda made an initial payment of $2 million to Neuronex. Acorda is committed to pay up to an additional $1.2 million to Neuronex to fund certain Neuronex research and development activities prior to the closing of the Merger.  Upon closing of the Merger, Acorda will pay an additional $6.8 million in cash consideration for the Merger, subject to adjustment in accordance with the provisions of the Merger Agreement.  Acorda used cash on hand to fund the initial $2 million payment and also intends to use cash on hand to fund the pre-closing research and development payments and the closing consideration.

Under the terms of the Merger Agreement, after closing of the Merger, the former equity holders of Neuronex will be entitled to receive from Acorda up to an additional $18 million in earnout payments upon the achievement of specified regulatory and manufacturing-related milestones with respect to the DZNS product, and up to $105 million upon the achievement of specified sales milestones with respect to the DZNS product.  The former equity holders of Neuronex will also be entitled to receive tiered royalty-like earnout payments, ranging from the upper single digits to lower double digits, on worldwide net sales of DZNS products.  Royalties are payable on a country-by-country basis until the earlier to occur of  ten (10) years after the first commercial sale of a product in such country and the entry of generic competition in such country as defined in the Merger Agreement.

Neuronex licenses the patent and other intellectual property and other rights relating to the DZNS product from SK Biopharmaceuticals Co., Ltd. (“SK”).  Pursuant to the SK license, which grants worldwide rights to Neuronex except certain specified Asian countries, Neuronex is obligated to pay SK up to $8 million upon the achievement of specified development milestones with respect to the DZNS product (including a $1 million payment upon the U.S. Food and Drug Administration’s acceptance for review of the first New Drug Application for the DZNS product), and up to $3 million upon the achievement of specified sales milestones with respect to the DZNS product.  Also, Neuronex is obligated to pay SK a tiered, mid-single digit royalty on net sales of DZNS products.  Upon closing of the Merger, Acorda will be responsible for these milestone payments and royalties, in addition to the earnout payments described above.

Consummation of the Merger is subject to certain conditions, including (i) Acorda’s receipt of the official minutes (the “FDA Minutes”) from a meeting contemplated by the Merger Agreement to be held among Acorda, Neuronex, and the U.S. Food and Drug Administration with respect to the DZNS product and a contemplated filing of the New Drug Application for the product, (ii) consent of SK  to the transactions contemplated by the Merger Agreement, and (iii) other conditions customary for a transaction of this type.

Consummation of the Merger is also subject to the parties not exercising their rights to terminate the Merger Agreement.  Under the Merger Agreement, (i) Acorda has the right to terminate the Merger Agreement at any time prior to closing, even if the closing conditions have been satisfied, and Neuronex can terminate the Merger Agreement after a specified time period has elapsed after receipt of the FDA Minutes, and (ii) both Acorda and Neuronex have termination rights in the event of certain breaches of representations or covenants by the other party.  In the event the Merger Agreement is terminated prior to the closing date for any reason other than by Acorda because of breach by Neuronex, Neuronex shall retain all amounts previously paid by Acorda under the Merger Agreement as a break-up fee and Acorda shall have no further obligations to Neuronex.

The Merger Agreement contains customary representations, warranties and covenants of the parties and customary indemnification provisions.

Under the Merger Agreement, after the Merger is consummated Acorda is required to use diligent efforts, as defined in the Merger Agreement, to develop the DZNS product.  However, Acorda has the right, at any time after the Merger, to discontinue development and commercialization of the DZNS product and return the DZNS product assets.  If this occurs, Acorda will not have any further diligence obligations regarding the DZNS products but will not be entitled to recoup any of the payments previously made under the Merger Agreement.

A copy of the press release issued by Acorda announcing the Merger is attached as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated by reference into this Item.

Item 2.02  Results of Operations and Financial Condition

On February 16, 2012, Acorda Therapeutics, Inc. issued a press release announcing its financial results for the fourth quarter and full year ended December 31, 2011.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated by reference into this Item 2.02.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated February 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acorda Therapeutics, Inc.

February 16, 2012	By:	/s/ David Lawrence
Name: David Lawrence
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated February 16, 2012